June 21, 2006

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549

Ladies and Gentleman:

On June 12, 2006, the Audit Committee of Harding, Loevner Funds, Inc. (the "Fund") recommended, and the Board of Directors of the Fund (the “Board”) approved, the dismissal of Ernst & Young, LLP as the Fund’s Independent Registered Public Accounting Firm effective June 12, 2006. On June 12, 2006, the Audit Committee of the Fund recommended and the Board appointed KPMG LLP as the Fund’s new Independent Registered Public Accounting Firm, also effective June 12, 2006. The dismissal of Ernst & Young, LLP did not relate to any disagreement with the Fund on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures and does not affect the Fund's audited financial statements for the fiscal year ended October 31, 2005 or any prior period.

A letter from Ernst & Young LLP is attached as Exhibit 77Q1(f) to this Form N-SAR.

Very truly yours,

/s/ Richard Reiter

Richard Reiter
Treasurer and Chief Financial Officer